EXHIBIT 99.1

News Release
For Immediate Release

TearLab Corporation, Reports Q1-11 Financial Results

San Diego, CA —May 11, 2011— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the first quarter ended March 31, 2011.  All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended March 31, 2011, TearLab’s net revenues were $824,000 as compared to $275,000 for the same period in 2010.  The Company’s loss for the three months ended March 31, 2011 was approximately $1.7 million, or $0.11 per share.  This compares to a loss of $2.1 million, or $0.17 per share, for the three months ended March 31, 2010.  Cash used in 2011 first quarter operating activities was approximately $1.0 million.

“While we are still in the very early stages of the U.S. commercial roll-out of the TearLab® Osmolarity test, we are already starting to see traction build as more and more insurers come on board and, at the same time, eye doctors report that our technology is easy to incorporate into their practices and eliminates the challenges that previously prevented them from providing point-of-care osmolarity testing.  In fact, over 30% of the total revenues recorded in Q1 came from disposable chip sales – up markedly from Q4,” commented Elias Vamvakas, TearLab’s Chief Executive Officer.

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results today, May 11, at 8:30am Eastern Time at  877-303-1593, website at www.tearlab.com under the "webcasts" link in the Investor Relations section.  For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 800-642-1687 or (Toll) 706-645-9291 and enter reservation #63848461 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding future increases in the number of insurers covering the TearLab® Osmolarity test and the future commercial adoption of the TearLab™ Osmolarity System. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:
Stephen Kilmer
President
Kilmer Lucas Inc.
(212) 618-6347
stephen@kilmerlucas.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 690-2400 Ext. 41
len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s)
	Three months ended
	March 31,
	2011	2010

Revenue	$824	$275
Cost of goods sold	412	189
Gross profit (loss)	412	86
Operating expenses
General and administrative	908	966
Clinical, regulatory and research & development	247	468
Sales and marketing	441	274
Amortization of intangible assets	304	304
Total operating expenses	1,900	2,012
Loss from operations	(1,488)	(1,926)
Other expense	(179)	(154)
Net loss	$(1,667)	$(2,080)
Weighted average shares outstanding - basic and diluted	14,775,366	12,053,262
Loss per share – basic and diluted	$(0.11)	$(0.17)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
( $ 000’s)
	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$1,642	$2,726
Accounts receivable, net	301	312
Due from related parties	71	130
Inventory, net	585	555
Prepaid expenses	271	322
Other current assets	25	33
Total current assets	2,895	4,078

Fixed assets, net	155	126
Patents and trademarks, net	185	192
Intangible assets, net	6,835	7,139
Total assets	$10,070	$11,535

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$420	$353
Accrued liabilities	1,369	1,441
Due to stockholders	28	28
Deferred revenue	—	128
Obligations under warrants	—	39
Notes payable and accrued interest	1,876	1,669
Total current liabilities	3,693	3,658

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 40,000,000 authorized, 14,775,366 issued and outstanding at March 31, 2011 and December 31, 2010	15	15
Additional paid-in capital	386,755	386,588
Accumulated deficit	(380,393)	(378,726)
Total stockholders’ equity	6,377	7,877
Total liabilities and stockholders’ equity	$10,070	$11,535